UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

————————————

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2007 (December 14, 2007)

————————————

SECURITY CAPITAL ASSURANCE LTD
(Exact name of registrant as specified in its charter)

————————————

Bermuda	001-32950	Not applicable
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

A.S. Cooper Building, 26 Reid Street, 4th Floor, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279 7450

Not Applicable
(Former name or former address, if changed since last report)

————————————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

           On December 14, 2007, Moody’s issued a comment that it has updated its evaluation of U.S. mortgage market stress on the ratings of financial guaranty companies. The announcement reflects the results of the updated analysis outlined most recently in Moody’s December 5, 2007 report. The rating announcements result from Moody's reassessment of the financial guaranty insurers' capital adequacy in light of higher expected losses from credit enhancement provided to residential mortgage backed securities (“RMBS”) and collateralized debt obligations of asset backed securities that include RMBS, and are also based on Moody’s assessment of financial guaranty insurers’ current capital positions, their plans for capital strengthening going forward, and other strategic and operational considerations. As a result of these reviews, the Aaa ratings of XL Capital Assurance Inc. (“XLCA”), XL Financial Assurance Ltd. (“XLFA”) and the Moody’s-rated securities guaranteed by XLCA were placed on review for possible downgrade. As described in the comment, Moody's analysis suggests that the current capitalization of SCA’s operating subsidiaries, XLCA and XLFA, is above the Aaa target level, but would fall below the Aaa minimum level under Moody’s present stress scenario. The comment notes that Moody’s review of SCA's ratings for possible downgrade will focus on the execution of SCA’s capital remediation plan and, to the extent SCA is able to rebuild its capital position and adequately address its capital adequacy shortfall, Moody’s would likely confirm SCA's ratings at their current levels. Moody’s notes, however, that if SCA is unable to resolve the current stress on its capitalization over the period of the review, which Moody's would expect to conclude within the next few months, Moody’s believes SCA’s ratings would likely be downgraded. The magnitude of any potential downgrade would depend on a number of variables, including capital remediation measures enacted, as well as SCA's prospective strategic plan and business profile.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY CAPITAL ASSURANCE LTD
(Registrant)

Date: December 17, 2007	By:	/s/ Michael Rego
Name: Michael Rego
Title: Executive Vice President